EXHIBIT 10.17

Profire Energy, Inc. 2010 Equity Incentive Plan Amendment

AMENDMENT TO OPTION AGREEMENTS

This AMENDMENT TO OPTION AGREEMENTS (this “Amendment”) is made and entered into effective as of [ __ ], 2015 by Profire Energy, Inc. (the “Company”) with respect to each Option Agreement listed on Schedule A (each, an “Option Agreement” and collectively, the “Option Agreements”) heretofore executed by the Company which provides for the grant of an Option pursuant to the Profire Energy, Inc., 2010 Equity Incentive Plan (the “Plan”). Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Option Agreements.

WHEREAS, the Option Agreements were entered into between the Company and certain individuals eligible to receive grants pursuant to the Plan (each, an “Optionee” and collectively, the “Optionees”);

WHEREAS, the Company desires to amend the Option Agreements entered into between the Company and each Optionee, and has determined that the amendments provided for herein do not adversely alter or impair the rights of such Optionees.

NOW, THEREFORE, in consideration of the foregoing promises and agreements and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the Company agrees as follows:

1. Amendment of Section 3. Section 3 of each Option Agreement is hereby amended and reinstated to read as follows:

I.	Section 3.	Exercise Procedure Withholding
II.
Holder shall exercise the Option, or any portion thereof, by notifying the Company of the number of shares that he or she desires to purchase by delivering a completed Notice of Stock Option Exercise, a copy of which is attached hereto as Exhibit B. Such notice must be accompanied by payment in full of the exercise price for all shares to be purchased by (i) cash, check (bank check, certified check or personal check) or money order payable to the order of the Company, (ii) delivery of unencumbered shares previously acquired by Holder having a Fair Market Value on the date of exercise that is equal to the exercise price, (iii) withholding of shares that would otherwise be issued upon such exercise having a Fair Market Value on the date of exercise equal to the aggregate exercise price for the shares for which the Option is being exercised or (iv) a cashless (broker-assisted) exercise that complies with all applicable laws.

In order to provide the Company with the opportunity to claim the benefit of any income tax deduction which may be available to it upon the exercise of the Option and in order to comply with all applicable federal or state income tax laws or regulations, the Company may take such action as it deems appropriate to insure that, if necessary, all applicable federal or state payroll, withholding, income or other taxes are withheld or collected from Holder. In accordance with the terms of the Plan, and such rules as may be adopted by the Compensation Committee of the Company under the Plan, Holder may elect to satisfy its federal and state income tax withholding obligations arising from the receipt of the Shares by (i) delivering cash, check (bank check, certified check or personal check) or money order payable to the order of the Company, (ii) having the Company withhold a portion of the shares otherwise to be issued upon such exercise having a Fair Market Value on the date of exercise equal to the amount of the employer’s minimum statutory withholding requirements, or (iii) delivering unencumbered shares previously acquired by Holder having a Fair Market Value on the date of exercise that is equal to the amount of such taxes. The Company will not deliver any fractional share but will pay, in lieu thereof, the Fair Market Value of such fractional share. Holder’s election must be made on or before the date that the amount of tax to be withheld is determined.

III.
2. Amendment of Section 4. Section 4 of each Option Agreement is hereby amended to read in its entirety as follows:

IV.	The Option shall terminate and may no longer be exercised if Holder’s Service terminates, except that:
(a) If Holder’s Service shall be terminated for any reason, voluntary or involuntary, with or without cause, other than Holder’s death or disability (within the meaning of Section 22(e)(3) of the Code), Holder may at any time within a period of 90 days after such termination exercise the Option to the extent the Option was exercisable by Holder on the date of the termination of Holder’s Service.

(b) If Holder shall die while the Option is still exercisable according to its terms or if Service is terminated because Holder has become disabled (within the meaning of Section 22(e)(3) of the Code) while in the Service of the Company and Holder shall not have fully exercised the Option, such Option may be exercised at any time within 12 months after Holder’s death or date of termination of Service for disability by Holder, personal representatives or administrators or guardians of Holder, as applicable, or by any person or persons to whom the Option is transferred by will or the applicable laws of descent and distribution, to the extent of the full number of shares Holder was entitled to purchase under the Option on (i) the earlier of the date of death or termination of Service or (ii) the date of termination for such disability, as applicable.

(c) Notwithstanding the above, in no case may the Option be exercised to any extent by anyone after the Expiration Date.

(d) For purposes of this Section 4, the term “Service” shall mean service as an employee, director or consultant.

3. Remainder of Agreement Unchanged. Except as amended by this Amendment, each Option Agreement shall otherwise remain in full force and effect.

IN WITNESS WHEREOF, this Amendment has been executed to be effective as of the date and year first above written.

PROFIRE ENERGY, INC.

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